Exhibit (i.1)

December 14, 2018

Frontier Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, Illinois  60062

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 115 to the Registration Statement on Form N-1A (Registration Nos. 333-07305; 811-07685) (the “Registration Statement”) relating to the sale by you of up to fifty million (50,000,000) Institutional Class shares and up to fifty million (50,000,000) Service Class shares (collectively, the “Shares”) of common stock, $0.01 par value, of the Frontier MFG Global Sustainable Fund, a series of Frontier Funds, Inc. (the “Company”), in the manner set forth in the Registration Statement (and the Prospectus included therein).

We have examined:  (a) the Registration Statement (and the Prospectus included therein), (b) the Company’s Articles of Incorporation, as amended and supplemented to date (the “Articles”), and By-laws, as amended and restated, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

For purposes of rendering this opinion, we have assumed that:  (a) the Registration Statement remains effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement, in keeping with the limits set forth in the Articles, and in compliance with applicable state securities laws and applicable prospectus delivery requirements; (c) the Shares will be issued in accordance with the Articles and By-Laws and resolutions of the Company’s Board of Directors relating to the creation, authorization and issuance of the Shares; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Company.

The opinion expressed herein is limited to our review of the documents referenced above and the published laws (other than the conflict of law rules) of the State of Maryland in effect as of the date hereof that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state.  We express no opinion with respect to any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.